
A350 AIRBUS

CIRCOR | Energy | Aerospace & Defense

Second Quarter 2016 Investor Review

Presented July 29, 2016

Safe Harbor

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this presentation that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's future performance, the realization of cost reduction due to restructuring activity and achievement of management's guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q and 10-Q/A WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Within this presentation the Company uses non-GAAP financial measures, including adjusted net income, adjusted earnings per diluted share, adjusted operating income, adjusted operating margin, net debt, free cash flow and organic growth. These measures are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States. CIRCOR believes that such information provides an additional measurement and consistent historical comparison of the Company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter 2016 news release available on its website at www.CIRCOR.com.

Figures labeled "Adjusted" exclude certain charges and recoveries. A description of these charges and recoveries and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter 2016 news release available on its website at www.CIRCOR.com. Organic revenue change excludes the current period impact of businesses acquired until the one year anniversary of the acquisition and changes in foreign exchange rates.

Q2 2016 Energy Segment Highlights

($ millions)

	Reported	Adjusted*	YOY Change*
Net revenues	110.7	110.7	(13%)
Operating income	10.1	14.3	(2.7)
Operating margin	9.1%	13.0%	(40) bps

- **Revenues decreased 13%**
  - Lower upstream distributed valve and instrumentation sales
  - Higher large international projects volume
  - Favorable FX impact of ~$0.7 million

- **Adjusted operating margin decreased 40 bps**
  - Reduced volume, primarily distributed valves
  - Continued productivity, sourcing and restructuring savings

* Adjusted to exclude restructuring and special charges. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter 2016 news release available on its website at www.CIRCOR.com

Q2 2016 Aerospace & Defense Segment Highlights

($ millions)

	Reported	Adjusted*	YOY Change*
Net revenues	35.7	35.7	(10%)
Operating income	0.7	3.0	(0.5)
Operating margin	1.8%	8.4%	(40 bps)

- **Revenues decreased 10%**
  - Lower general industrial sales
  - Lower sales from defense programs
- **Adjusted operating margin decreased 40 bps**
  - Lower volume and supplier quality impact
  - Continued benefit from productivity and restructuring actions

* Adjusted to exclude restructuring and special charges. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter 2016 news release available on its website at www.CIRCOR.com

Q2 P&L Highlights

(in millions, except per share data)

	Q2 2016			Q2 2015		
	Reported	Restructuring & Special Charges	Adjusted	Reported	Restructuring & Special Charges	Adjusted
Net Revenues	$ 146.4	$ -	$ 146.4	$ 166.9	$ -	$ 166.9
Operating Income	5.3	6.6	11.9	5.1	9.9	15.0
Net Interest (expense)	(0.6)	-	(0.6)	(0.8)	-	(0.8)
Other Income	0.5	-	0.5	0.1	-	0.1
Pre-Tax Income	5.3	6.6	11.9	4.4	9.9	14.3
Provision for income taxes	(1.5)	(1.6)	(3.1)	(2.5)	(2.5)	(5.0)
Net Income	$ 3.8	$ 5.0	$ 8.8	$ 1.9	$ 7.5	$ 9.4
Tax Rate	27.9%		26.0%	57.3%		34.7%
Diluted EPS	$ 0.23	$ 0.30	$ 0.53	$ 0.11	$ 0.44	$ 0.55
Weighted Avg. Diluted Shares	16.6		16.6	16.9		16.9

Cash Flow and Debt Highlights

($ millions)

	Q2 YTD 2016	FY 2015
Cash Flow from Operations	17.8	27.1
Capital Expenditures, net	(5.9)	(10.5)
Free Cash Flow	11.9	16.6

	3-Jul-16	31-Dec-15
Total Debt	97.6	90.5
Cash and Cash Equivalents	73.0	54.5
Net Debt	24.6	36.0
Net Debt to Equity	6%	9%

Q3 2016 Guidance as of July 29, 2016

($ millions, except per share data)

	Q3 2016	
	Low	High
Net Revenue	$140	$150
Expected Adjusted Earnings Per Share	$0.45	$0.55
Expected Special / Restructuring Charges Per Share	($0.40)	($0.25)

Note: Earnings per share based on expected diluted common share count
Assumes current exchange rates and tax rate of 28% - 29%

Restructuring Actions Summary

($ millions)

	Annualized Savings	2016 Savings	2017 Savings	Status
Actions Announced in 2015	21	9	-	Complete
A&D California Machining Center	3	1	2	Complete
Brazil (Operating loss)	4	4	-	Complete
China Operations	2	1	1	Ongoing
Total	30	15	3	

Note: Restructuring actions include both structural and volume-related reductions in force.

CIRCOR